                            SCHEDULE 14A INFORMATION

           Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934 (Amendment No.  )


Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[X]    Preliminary Proxy Statement
[ ]    Confidential, for Use of the Commission
       Only (as permitted by Rule 14a-6(e)(2))
[ ]    Definitive Proxy Statement
[ ]    Definitive Additional Materials
[ ]    Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12



                       Shared Technologies Cellular, Inc.
                (Name of Registrant as Specified In Its Charter)


    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]    No fee required.

[ ]    Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

              (1) Title of each class of securities to which transaction applies:


              (2) Aggregate number of securities to which transaction applies:


              (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

             (4) Proposed maximum aggregate value of transaction:


             (5) Total fee paid:


[ ]   Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      (1)    Amount Previously Paid:


      (2)    Form, Schedule or Registration Statement No.:


      (3)    Filing Party:


      (4)    Date Filed:

                       SHARED TECHNOLOGIES CELLULAR, INC.
                              100 GREAT MEADOW ROAD
                         WETHERSFIELD, CONNECTICUT 06109
                                 (860) 258-2500

                          -----------------------------


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 20, 1999

                          -----------------------------


        The Annual Meeting of Stockholders of Shared Technologies Cellular, Inc. (the "Company") will be held at the Company's offices, located at 100 Great Meadow Road, Suite 104, Wethersfield, Connecticut 06109 on Thursday, May 20, 1998, at 10:00 a.m., for the purpose of considering and acting upon the following matters:

        1. To approve an amendment to the Company's Restated Certificate of Incorporation establishing a classified Board of Directors and to make certain necessary conforming changes to the Company's Amended and Restated Bylaws;

        2.     To elect the directors;

        3.     To approve an amendment to the 1994 Stock Option Plan;

        4.     To approve certain amendments to the 1994 Director Option Plan;

        5. To approve the issuance of twenty percent (20%) or more of the outstanding shares of the Company's Common Stock upon the conversion of the Series C Convertible Preferred Stock of the Company and the exercise of certain Warrants to purchase Common Stock of the Company by the holders thereof, which approval is necessary in order to comply with the corporate governance rules of the NASDAQ SmallCap Market;

        6. To ratify the appointment of Rothstein, Kass & Company, P.C. as auditors for the Company; and

        7. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

        Pursuant to the provisions of the Company's Restated Bylaws, the Board of Directors has fixed the close of business on April 20, 1999 as the record date for determining the stockholders of the Company entitled to notice of, and to vote at, the meeting or any adjournment or postponement thereof.

        Stockholders who do not expect to be present in person at the meeting are urged to date and sign the enclosed proxy and promptly mail it in the accompanying envelope. The proxy will not be used if you attend and vote at the meeting in person or if you revoke the proxy prior to the meeting.


                       By Order of the Board of Directors



                       KENNETH M. DORROS
                       Senior Vice President, General
                       Counsel and Secretary


Dated: April 28, 1999


WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE IN ORDER TO ASSURE REPRESENTATION OF YOUR SHARES AT THE ANNUAL MEETING. NO POSTAGE NEED BE AFFIXED IF THE PROXY IS MAILED IN THE UNITED STATES.

                       SHARED TECHNOLOGIES CELLULAR, INC.
                              100 GREAT MEADOW ROAD
                         WETHERSFIELD, CONNECTICUT 06109
                                 (860) 258-2500

                          -----------------------------


                                 PROXY STATEMENT

                     FOR THE ANNUAL MEETING OF STOCKHOLDERS
                             TO BE HELD MAY 20, 1999

                          -----------------------------


        This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Shared Technologies Cellular, Inc., a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders to be held on May 20, 1999 and at any adjournment or postponement of that meeting (the "Annual Meeting"). All proxies will be voted in accordance with the instructions contained therein and, if no choice is specified, the proxies will be voted in favor of the proposals set forth in the accompanying Notice of Annual Meeting. Any proxy may be revoked by a stockholder at any time before it is exercised by giving written notice to that effect to the Secretary of the Company, by submitting a properly executed proxy bearing a later date or by voting in person at the Annual Meeting.

        The Board of Directors has fixed April 20, 1999 as the record date for determining stockholders who are entitled to vote at the Annual Meeting. At the close of business on April 20, 1999, there were outstanding and entitled to vote
[     ] shares of Common Stock of the Company, $.01 par value per share (the
"Common Stock"). Each share of Common Stock is entitled to one vote.

        The presence of the holders of at least one-half of the shares of Common Stock of the Company entitled to vote is necessary to constitute a quorum at the
meeting. Therefore, holders of not less than [     ] shares of Common Stock must
be present in person or by proxy for there to be a quorum. Shares of Common Stock represented by all proxies received, including proxies that withhold authority for the election of directors and/or abstain from voting on the other matters to be presented at the Annual Meeting, as well as "broker non-votes", count toward establishing the presence of a quorum.

        The Company's Annual Report for the fiscal year ended December 31, 1998 is being mailed to stockholders with the mailing of this Notice and Proxy Statement on or about April 28, 1999.

                 MATTERS TO BE BROUGHT BEFORE THE ANNUAL MEETING


           PROPOSAL TO APPROVE AN AMENDMENT TO THE COMPANY'S RESTATED
         CERTIFICATE OF INCORPORATION ESTABLISHING A CLASSIFIED BOARD OF
          DIRECTORS AND TO MAKE CERTAIN NECESSARY CONFORMING CHANGES TO
                          THE COMPANY'S RESTATED BYLAWS
                             (ITEM 1 ON PROXY CARD)

        The Board of Directors is recommending approval of a proposal to amend the Company's Restated Certificate of Incorporation (the "Certificate") to provide for the classification of the Board of Directors into three classes, each of which, after a transitional period commencing on the date of the 1999 Annual Meeting of Stockholders, will serve for three years, with one class being elected each year. If approved by the stockholders, the amendment will become effective upon the filing of a certificate of amendment with the Secretary of State of Delaware, as provided by Delaware law, which filing will be made promptly following approval by the stockholders.

        The Amended and Restated Bylaws of the Company (the "Bylaws") currently provide that all directors are to be elected annually for a term of one year. The proposed amendment to the Certificate provides, and the corresponding necessary amendments to the Bylaws provide, that the Board of Directors shall be divided into three classes of directors, each class to be as nearly equal in number as reasonably possible, and that each class is to serve a three-year term. If the proposed amendment is adopted, two directors will be elected for a term expiring at the 2000 annual meeting of stockholders, three directors will be elected for a term expiring at the 2001 annual meeting of stockholders and three directors will be elected for a term expiring at the 2002 annual meeting of stockholders (in each case until respective successors are duly elected and qualified). Starting with the 2000 annual meeting of stockholders and each year thereafter, one class of directors will be elected for a three year term. In addition, the Bylaws will be amended to provide that a director elected to fill a vacancy on the Board of Directors will hold office for a term expiring at the annual meeting of stockholders at which the term of office of the class to which such director has been elected expires and until such director's successor shall have been duly elected and qualified. Stockholders are urged to read carefully the following sections of this Proxy Statement, which describe the classified board amendment and its purposes and effect, and Exhibits I and II hereto, which set forth the full text of the proposed amendments to the Company's Certificate and the Company's Bylaws, respectively, before voting on this proposal.

        If at any time the size of the Board of Directors is changed, the increase or decrease in the number of directors would be apportioned among the three classes as nearly equal as possible. The Board of Directors has no present plans, arrangements, commitments or understandings with respect to increasing or decreasing the size of the Board of Directors or any class of directors.

        The classification of the Board of Directors will have the effect of making it more difficult to alter the composition of the Board of Directors. As a result of the amendment, it would take at least two annual stockholder meetings, instead of one, to effectuate a change in the composition of a majority of the Board of Directors. Although there have been no challenges to date with respect to the continuity or stability of the Board of Directors, the Board of Directors believes the longer time required to elect a majority of a classified Board of Directors would promote continuity and stability of the Company's management and policies, because a majority of the Board of Directors, at any given time, will most likely have prior experience as members of the Board of Directors. The classification provision will govern every election of directors, regardless of whether a more immediate and complete change in the Board of Directors would be beneficial to the Company or the stockholders.

        To the extent that the proposed amendment would make more difficult or discourage a proposed takeover of the Company, its adoption would increase the possibility that the term of incumbent directors and management of the Company would be somewhat extended. However, the proposed amendment should provide assurance that the Board of Directors, if confronted by an unsolicited proposal from a stockholder, will have sufficient time to review such proposal, as well as appropriate alternatives thereto, and thereby will be in a better position to protect the interests of the Company and its stockholders.

        The proposed amendment is intended to encourage persons seeking to acquire control of the Company to do so through arms' length negotiations with the Board of Directors and the Company's management. If adopted, however, the proposed amendment might also have the effect of discouraging a person from making a tender offer or otherwise attempting to gain control of the Company, even though such an attempt might be beneficial to the Company and its stockholders. Additionally, because the proposed amendment may discourage the accumulation of a large block of the Common Stock by a third party whose objective is to have the Company repurchase such block at a premium, adoption of the proposed amendment might dampen the temporary fluctuations in the market price of the Common Stock which such an accumulation often causes, thereby depriving stockholders of an opportunity to sell their shares at a potentially higher market price.

        Takeovers or changes in management of the Company that are proposed and effectuated without prior consultation and negotiation with the Company are not necessarily detrimental to the Company or its stockholders. The Board of Directors believes, however, that the benefits of seeking to protect the Company's ability to negotiate with the proponent of an unfriendly or unsolicited proposal to take over or to restructure the Company outweigh any disadvantages of discouraging such a proposal.

        Pursuant to the Delaware General Corporation Law and the current Bylaws of the Company, members of the Board of Directors may be removed, with or without cause, at any time during their term of office by the holders of a majority of the shares then entitled to vote at an election of directors, except that directors elected by the holders of a particular class or series of stock may be removed without cause only by the vote of the holders of a majority of the outstanding shares of such class or series. The Delaware General Corporation Law, however, also provides that directors serving on a classified board of directors may be removed prior to the expiration of their terms by the holders of a majority of the shares of the Company's voting stock only for cause, unless otherwise provided in the certificate of incorporation. Accordingly, in the absence of a contrary provision in the Company's Certificate, the directors serving on the Company's classified Board of Directors could be removed only for cause.

        The Delaware General Corporation Law and the current Bylaws of the Company provide that a vacancy on the Board of Directors, including a vacancy created by an increase in the number of directors, may be filled by the remaining directors or by the stockholders at a special or annual meeting, and that the newly elected director shall serve until the next annual election. If the classified board amendments are adopted, the Bylaws will be amended to provide, among other things, that any vacancy on the Board of Directors occurring prior to the expiration of the term of office of the class for which such vacancy occurs, still could be filled by the remaining directors, but not by the stockholders. However, such Bylaw amendments will also provide that any director elected to the Board of Directors to fill a vacancy created by removal, resignation, expansion of the Board of Directors or otherwise would hold office for the unexpired term of the director he replaced or, in the case of expansion of the Board of Directors, until the next election for the class to which he was elected; provided, that such director is subsequently approved or confirmed by the holders of a majority of the shares of Common Stock present in person, or represented by proxy, and entitled to vote at the next annual meeting of stockholders. If the director elected to fill such vacancy by the Board of Directors is not subsequently approved by the stockholders, and if another candidate is not elected to fill such vacancy at the annual meeting in accordance with Federal securities laws and the Company's Bylaws, then the number of directors constituting the entire Board of Directors will automatically be reduced and, if necessary, the number of directors serving in each class will be reapportioned so that the number of directors serving in each class will be as nearly equal as possible.

        The classified board amendment to the Company's Certificate, together with the related Bylaw amendments, would impede, rather than preclude, a third party from gaining control of the Board of Directors since it would take at least two annual stockholder meetings, instead of just one, to effectuate a change in the composition of a majority of the Board of Directors, in the absence of the removal of any directors for cause.


VOTE REQUIRED

        Assuming the presence of a quorum, an affirmative vote of a majority of the shares of Common Stock present in person or by proxy and voting will be required for the creation of a staggered Board of Directors. Abstentions with respect to voting on this matter will have the effect of a negative vote, and "broker non-votes" with respect to voting on this matter will have no effect on the outcome of the vote.

        THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THIS PROPOSAL.

                              ELECTION OF DIRECTORS
                             (ITEM 2 ON PROXY CARD)


        The Board of Directors currently consists of 7 members. All of the nominees are currently members of the Board of Directors, except for Victor Grillo, Sr., who is nominated to serve as the eighth member of the Board of Directors for a term to expire in 2001. The Company agreed to nominate Mr. Grillo for election as a director in connection with negotiations by the Company to acquire a privately held company of which Mr. Grillo is a principal. See "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS" below. The following table and narrative sets forth information regarding the principal occupation, other affiliations, committee memberships and age for each of the nominees for director of the Company. Stockholders who do not wish their shares to be voted for a particular nominee may so indicate in the space provided on the proxy card. Management does not contemplate that any of the nominees will be unable to serve, but in that event, proxies solicited hereby will be voted for the election of another person or persons to be designated by the Board of Directors.

                    BOARD NOMINEES FOR TERM TO EXPIRE IN 2000
                                     CLASS I

                                              DIRECTOR            POSITION WITH
DIRECTOR                            AGE        SINCE                 COMPANY
--------                            ---        -----                 -------
Nicholas E. Sinacori (2) .........  54         1996          Director

Bruce Carswell ...................  69         1998          Director


                    BOARD NOMINEES FOR TERM TO EXPIRE IN 2001
                                    CLASS II

                                              DIRECTOR            POSITION WITH
DIRECTOR                            AGE        SINCE                 COMPANY
--------                            ---        -----                 -------
William A. DiBella (2) (3)....      56          1993       Director

Vincent DiVincenzo (1)........      49          1993       Senior Vice President,
                                                           Chief Financial Officer,
                                                           Treasurer and Director

Victor Grillo, Sr.............      58           --        Nominee for Director

                           BOARD NOMINEES FOR TERM TO EXPIRE IN 2002
                                           CLASS III

                                              DIRECTOR            POSITION WITH
DIRECTOR                            AGE        SINCE                 COMPANY
--------                            ---        -----                 -------
Anthony D. Autorino (1).......      60          1989       Chairman, Chief Executive
                                                           Officer and Director

Thomas H. Decker (2) (3)......      58          1994       Director

Ajit G. Hutheesing (1)(3) ....      63          1995       Director

    (1)    Member of the Executive Committee.
    (2)    Member of the Audit Committee.
    (3)    Member of the Compensation Committee.


         ANTHONY D. AUTORINO has been Chairman, President and Chief Executive Officer of the Company since its formation in 1989. Mr. Autorino is a principal of CMD Ventures LLC, a private real estate management and development company. From January 1986 to March 1998, he was Chairman and Chief Executive Officer of Shared Technologies Fairchild Inc. ("STFI"), which owns 23.6% of the issued and outstanding Common Stock of the Company, and he was President of STFI from January 1986 to March 1996. From January 1985 to January 1986, he was Chairman and Chief Executive Officer of ShareTech, a joint venture between United Technologies Corporation and AT&T. He was President of United Technologies Building System Company from 1981 to 1984 and was its Chairman and Chief Executive Officer from 1984 to 1985. Mr. Autorino joined the Hamilton Standard Division of United Technologies in 1960, holding the positions of Vice President, Executive Vice President and President of the Division. Mr. Autorino was Chairman of the firearms manufacturer Colt's Manufacturing Company, Inc. and of its parent company, CF Holding Corp. from March 1990 to March 1992. Mr. Autorino serves on the board of directors of the Connecticut Children's Medical Center. He also serves on the boards of trustees of The Bushnell Memorial Theater in Hartford, Connecticut, and St. Joseph's College in West Hartford, Connecticut. Mr. Autorino is chairman of Global Interactive Communications Corporation, a private telecommunications services company.

         BRUCE CARSWELL was appointed a director of the Company in July 1998. Mr. Carswell has been a consultant to GTE Corporation since 1995, and has been a principal in the Cabot Advisory Group, a human resource firm, since June 1998. In 1995, he retired from GTE, having served in various capacities, including as Executive Director of the Office of the Chairman, as Senior Vice President of Human Resources and Administration, and as a member of the Board of Directors. He chaired one joint-venture Board of GTE, continues to serve as a director of another such Board, and provides consulting services to GTE. Mr. Carswell is a noted authority on human resource issues and labor law, with experience that includes congressional appointments to various commissions concerning business and labor. Mr. Carswell received a bachelor's degree from Colby College and a law degree from Cornell University.

         THOMAS H. DECKER has been a director of the Company since September 1994. Since September 1992, Mr. Decker has served as a Senior Vice President-Investments of Prudential Securities. From 1981 to September 1992, he served as a Senior Vice President at Tucker Anthony Incorporated.

         WILLIAM A. DIBELLA has been a director of the Company since September 1994. Mr. DiBella is currently a lobbyist and is a principal of CMD Ventures LLC., a private real estate management and development company. From 1981 to 1997, Mr. DiBella served as a Connecticut State Senator, including serving as Senate Majority Leader and Chairman of the Finance, Revenue and Bonding Committee. Mr. DiBella was a member of the Hartford City Council from 1971 to 1979 and Deputy Mayor from 1975 to 1977.

         VINCENT DIVINCENZO has been Treasurer of the Company since March 1989, Chief Financial Officer of the Company since February 1994, Senior Vice President of the Company since March 1998, and a director of the Company since March 1993. He is a principal of CMD Ventures LLC, a private real estate management and development company. From 1988 to 1998, Mr. DiVincenzo served STFI in many capacities, including as its Vice President-Finance from 1988 until 1993, its Senior Vice President-Administration and Finance from 1993 to March 1998, its Treasurer and Chief Financial Officer 1988 to March 1998, and as a director of STFI from 1992 to March 1998. From 1987 to 1988, Mr. DiVincenzo was Controller of KCR Technology, Inc., a research and development firm. From 1982 to 1986 he was employed by Lorlin Test Systems, formerly Eaton Corporation, last serving as Controller. Mr. DiVincenzo is a director of Global Interactive Corporation.

         VICTOR GRILLO, SR. is a nominee for director. Since 1997, Mr. Grillo has been Chief Executive Officer of DTR Associates Limited Partnership, a limited partnership engaged in the business of developing, marketing and distributing consumer products through direct response and retail distribution channels ("DTR"). From 1991 to 1997, Mr. Grillo was President of DTR.

         AJIT G. HUTHEESING has been a director of the Company since December of 1995. Mr. Hutheesing is the founder, Chairman and Chief Executive Officer of International Capital Partners, Inc. ("ICP"), a private investment management firm. Prior to starting ICP in 1988, he was Chairman of the Board and Director of Corporate Finance of The Sherwood Group. Before joining Sherwood, Mr. Hutheesing was with the J. Henry Schroder Corporation from 1975 to 1987 and held the position of Vice Chairman from 1982 to 1987. Prior to that time, Mr. Hutheesing spent ten years with the International Finance Corporation, a private sector investment banking arm of the World Bank. He also serves as a director of Counsel Corporation and Officeland, Inc.

         NICHOLAS E. SINACORI has been a director of the Company since August, 1996. He has served as Managing Partner of ICP since 1990. From 1985 to 1990, Mr. Sinacori was President of Westport Management, Inc., a private real estate investment company. From 1974 to 1985, he was Vice President and Treasurer of U.S. Industries, an international conglomerate. Mr. Sinacori also serves as a director of Ralin, Inc., Cambric Corporation, Beverage Marketing Technologies, Inc., Arrow Corporation and Tickets.com.


VOTE REQUIRED

         Assuming the presence of a quorum, directors of the Company are elected by plurality vote of the shares of Common Stock present in person or by proxy and voting on the election of directors. Shares may be voted for or withheld from each nominee for election as a director. Shares for which the vote is withheld and "broker non-votes" will be excluded entirely and have no effect on the election of directors of the Company.

        THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR EACH NOMINEE.


BOARD AND COMMITTEE MEETINGS

         The Board of Directors established an Executive Committee, an Audit Committee and a Compensation Committee in 1995. In 1998, there were no meetings of the Executive Committee, and there were two meetings of the Compensation Committee and one meeting of the Audit Committee. The Board does not have a nominating committee.

         The Executive Committee is authorized to act on behalf of the Board of Directors when the Board is not in session. The Executive Committee is currently comprised of Messrs. Autorino, DiVincenzo and Hutheesing.

         The Audit Committee was established to provide for direct contact between the Company's independent public accountants and the Board of Directors. The Audit Committee's duties include reviewing the effectiveness of the auditors during the annual audit, discussing the Company's internal control policies and procedures and considering and recommending the selection of the Company's independent accountants. The Audit Committee is currently comprised of Messrs. Decker, DiBella and Sinacori.

         The Compensation Committee was established to provide recommendations to the Board regarding compensation programs of the Company. The Compensation Committee is currently comprised of Messrs. Decker, DiBella and Hutheesing.

         During the year ended December 31, 1998, the Board of Directors held 5 meetings. Each of the directors then in office attended at least 75% of all of the Board meetings held during 1998, with the exception of Mr. Sinacori, who attended 60% of the meetings. Mr. Carswell attended all of the 1998 Board meetings held after his appointment to the Board on July 14, 1998.

COMPENSATION OF DIRECTORS

        Directors who are not employees of the Company or its subsidiary receive cash compensation of $750 per board meeting attended ($400 if attended by teleconference) and $500 for each committee meeting attended ($400 if attended by teleconference), plus reimbursement of out-of-pocket expenses for attendance at each such meeting. Each non-employee director also receives an annual fee of $10,000, payable quarterly in arrears.

        In addition, if the stockholders approve Proposal 4 in this Proxy Statement, pursuant to the 1994 Director Option Plan, each non-employee director will receive an option, at the beginning of each three-year term to which he is elected, to purchase 15,000 shares of the Company's Common Stock. Such options will have an exercise price equal to the fair market value of the Company's Common Stock at the time of their grant. Under the 1994 Director Option Plan as currently in effect, each non-employee director receives an option, at the beginning of each one-year term to which he is elected, to purchase 4,000 shares of Common Stock at an exercise price equal to the fair market value of the Common Stock at the time of the grant.


             PROPOSAL TO APPROVE AMENDMENT TO 1994 STOCK OPTION PLAN
                             (ITEM 3 ON PROXY CARD)

        In 1994, the Board of Directors authorized, and the Company's stockholders approved, the 1994 Stock Option Plan (the "Stock Plan"), pursuant to which the Company may grant stock options to employees, directors and consultants of the Company, its subsidiaries and affiliates. In 1998, the Company's stockholders approved an amendment to the Stock Plan increasing the number of shares of Common Stock reserved for issuance upon the exercise of options granted under the Stock Plan from 525,000 to 825,000.

        In March 1999, the Board of Directors adopted a further amendment to the Stock Plan increasing the number of shares of Common Stock issuable under the Stock Plan by an additional 500,000 shares, to an aggregate of 1,325,000 shares, subject to approval by the stockholders. At the Annual Meeting, the stockholders will be asked to approve this amendment to the Stock Plan.

        Following adoption of the amendment by the Board of Directors, the Company's Compensation Committee approved, subject to stockholder approval of the amendment, the grant of 100,000 options to Anthony D. Autorino and the grant of 50,000 options to Vincent DiVincenzo, each an executive officer named in the Summary Compensation Table set forth below. If the amendment to the Stock Plan is approved by the stockholders, those options will become exercisable as to one-third of the shares subject to the options on each of the first, second and third anniversaries of the date of grant, at an exercise price of $9.00, $10.00 and $12.00 per share on each of those respective anniversary dates.

        Approximately 320 employees are eligible to participate under the Stock Plan. Prior to adoption of the amendment by the Board of Directors, 86,000 shares of Common Stock remained available for future option awards under the Stock Plan. The Board's Compensation Committee, on behalf of the Company's management, relies on stock options and other stock awards as an essential part of the compensation packages necessary for the Company to attract and retain experienced officers and employees. The Board of Directors believes that the increase in the number of shares of Common Stock available under the Stock Plan is essential to permit the Company's management to continue to provide long-term, equity-based incentives to present and future employees.

        During 1998, options to purchase an aggregate of 180,000 shares of Common Stock were granted to the following Named Executive Officers and groups:
Mr. Autorino (100,000 options), Mr. DiVincenzo (50,000 options), Mr. Hayes (25,000 options), Mr. Sorenson (5,000 options), all current executive officers as a group (202,000 options) and all non-executive officers, employees and consultants as a group (157,500 options). The exercise price of all such options was equal to or greater than the fair market value of the Common Stock on the date of the grant, and ranged from $4.50 to $6.50. On April 20, 1999, the closing sale price of the Company's Common Stock as reported on the NASDAQ SmallCap Market was $________.

MATERIAL FEATURES OF THE PLAN

        The Compensation Committee administers the Stock Plan, which provides that such committee has the authority to award non-qualified stock options and to fix all terms of any award or awards granted. Under the Stock Plan, the Compensation Committee may grant awards to employees, officers, directors and consultants of the Company or any subsidiary or affiliate.

        Option Price and Duration. The exercise price per share in connection with an option granted under the Stock Plan cannot be less than seventy percent (70%) of the fair market value of the Common Stock subject to the option on the date such option is granted. The Stock Plan provides that each option shall expire on the date specified by the Compensation Committee, but the expiration date may not be more than ten years from the date of grant.

        Exercise of Options. Each option granted under the Stock Plan may either be fully exercisable at the time of grant or may become exercisable in such installments as the Compensation Committee may specify. Each option may be exercised from time to time, in whole or in part, up to the total number of shares of Common Stock with respect to which it is then exercisable. The Compensation Committee has the right to accelerate the date of exercise of any installment of any option.

        The option exercise price is payable in cash or previously-owned shares of Common Stock having a fair market value equal to the exercise price, or a combination of both, at the election of the option holder. The option holder is responsible for the payment of any required tax withholding payments. During the life of the option holder, the option is non-transferable and is exercisable only by the option holder. Upon termination of employment, other than by the Company for cause, the option holder may exercise any option exercisable upon termination within three months of termination. Upon termination due to death, disability or retirement, the option may be exercised, to the extent exercisable at termination, within six months of termination.

        Changes in Capitalization and Other Matters. Option holders are protected against dilution in the event of a stock dividend, recapitalization, stock split, merger or similar transaction. The Compensation Committee may from time to time adopt amendments to the Stock Plan (certain of which are subject to stockholder approval) and may terminate the Stock Plan at any time. A termination of the Stock Plan by the Compensation Committee shall not affect options previously granted. If an option granted pursuant to the Stock Plan is, for any reason, unexercised at the time of its expiration or termination, any shares of Common Stock subject to such option will be available for future option grants. Unless terminated sooner, the Stock Plan will terminate ten years from the date of its adoption, and options may be granted under the Stock Plan at any time prior to such termination.

        In the event of a Change of Control (defined below) of the Company, subject to certain restrictions described below, all restrictions and conditions applicable to options granted under the Stock Plan then outstanding will be deemed satisfied, and the options will be deemed to be fully vested, as of the date of the Change of Control. For purposes of the Stock Plan, a "Change in Control" will be deemed to occur if the persons who were directors of the Company cease to constitute a majority of the Board of Directors of the Company in connection with any of the following transactions: (A) the acquisition by a third person, including a "person" as defined in Section 13(d)(3) of the Exchange Act, of beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) directly or indirectly, of securities of the Company representing twenty-five percent (25%) or more of the total number of votes that may be cast for the election of the directors of the Company; or (B) as the result of, or in connection with, any tender or exchange offer, merger, consolidation or other business combination, sale of assets, or any combination of the foregoing transactions. An option granted under the Stock Plan will only receive the benefit of the removal of restrictions and accelerated vesting upon a Change of Control if it is held by an employee of the Company and such employee's employment with the Company's terminates, for any reason, following the Change of Control. The Stock Plan provides that termination includes any reduction in compensation, geographic relocation of an employee, or any material diminution in job status or responsibilities.

        Federal Tax Considerations. The following general rules are applicable, under current federal income tax law, to non-qualified options granted under the Stock Plan:

        1. The optionee generally does not realize any taxable income upon the grant of an option, and the Company is not allowed a business expense deduction by reason of such grant.

        2. The optionee generally will recognize ordinary compensation income at the time of exercise of the option in an amount equal to the excess, if any, of the fair market value of the shares on the date of exercise over the exercise price.

        3. When the optionee sells the shares, he or she generally will recognize a capital gain or loss in an amount equal to the difference between the amount realized upon the sale of the shares and his or her basis in the stock (generally, the exercise price plus the amount taxed to the optionee as compensation income). If the optionee's holding period for the shares exceeds one year, such gain or loss will be a long-term capital gain or loss.

        4. The Company generally will be entitled to a tax deduction when and in the amount that compensation income is recognized by the optionee. The Company will not be entitled to a tax deduction with respect to capital gain recognized by the optionee.

        5. If an optionee exercises a non-qualified option by delivering shares of Common Stock to the Company in payment of the exercise price, special rules will apply.

        This description of the Stock Plan is subject to and qualified by the complete text of the Stock Plan, a copy of which is available upon request to the Company's Legal Department at the Company's address appearing on the front page of this Proxy Statement.

INTERESTS OF CERTAIN PERSONS

        Approval of the amendment to the Stock Plan will benefit Messrs. Autorino and DiVincenzo as the options granted to such executive officers in March 1999 are contingent upon approval of the amendment by the stockholders, and may benefit the executive officers of the Company in the future as all executive officers are eligible to receive options under the Stock Plan.


VOTE REQUIRED

        Assuming the presence of a quorum, an affirmative vote of a majority of the shares of Common Stock present in person or by proxy and voting will be required for the approval of the amendment to the 1994 Stock Option Plan. Abstentions with respect to voting on this matter will have the effect of a negative vote, and "broker non-votes" with respect to voting on this matter will have no effect on the outcome of the vote.

        THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THIS PROPOSAL.

           PROPOSAL TO APPROVE AMENDMENTS TO 1994 DIRECTOR OPTION PLAN
                             (ITEM 4 ON PROXY CARD)

        In 1994, the Board of Directors authorized, and the Company's stockholders approved, the 1994 Director Option Plan (the "Director Plan"), pursuant to which the Company grants stock options to directors of the Company who are not employees of the Company, its subsidiaries or affiliates (each a "non-employee director"). In 1998, the Company's stockholders approved an amendment to the Director Plan increasing the number of shares of Common Stock reserved for issuance upon the exercise of options granted under the Director Plan from 33,333 to 100,000.

        At the Annual Meeting, the Company's stockholders will be asked to approve a further amendment to the Director Plan to increase the number of shares of Common Stock issuable under the Director Plan by an additional 100,000 shares, such that the aggregate number of shares of Common Stock issuable upon the exercise of options granted under the Director Plan, as amended, would be 200,000.

        In 1998, the stockholders also approved an amendment to the Director Plan to increase from 2,000 to 4,000 (i) the number of shares of Common Stock subject to the option each non-employee director automatically receives upon being elected as a non-employee director and (ii) the number of shares of Common Stock subject to the option each non-employee director automatically receives upon commencement of each subsequent year of service as a non-employee director. If the stockholders approve Proposal 1 in this Proxy Statement to establish a classified Board of Directors, the stockholders will be asked at the Annual Meeting to approve a further amendment to the Director Plan pursuant to which each non-employee director would automatically receive an option to purchase 15,000 shares of Common Stock at the beginning of each three-year term to which he is elected to the Board of Directors. During the phase-in period of the classified Board, these options would be pro-rated such that those directors in Class I who would be initially elected to a one-year term would receive an option to purchase 5,000 shares upon their election and those directors in Class II who would be initially elected to a two-year term would receive an option to purchase 10,000 shares upon their election. In the event that the stockholders do not approve Proposal 1 in this Proxy Statement to establish a classified Board of Directors, the stockholders will still be asked at the Annual Meeting to approve the amendment to the Director Plan to increase the aggregate number of shares issuable thereunder, but they will not be asked to approve the latter amendment to the Director Plan.

       All options granted under the Director Plan currently become exercisable at the rate of one-twelfth (1/12) per full month of service as a director from the date of grant. If the stockholders approve the amendment to increase the number of shares subject to each option to 15,000 for each three-year term, such options will become exercisable at the rate of one thirty-sixth (1/36) per full month of service from the date of grant (as approximately adjusted during the phase-in period for the classified Board). In the event of a Change of Control of the Company (as defined above in Proposal 3 to this Proxy Statement), subject to certain restrictions described in the next succeeding sentence, all restrictions and conditions applicable to options granted under the Director Plan will be deemed satisfied, and the options will be deemed vested, as of the date of the Change of Control. An option granted under the Director Plan will only receive the benefit of the removal of restrictions and accelerated vesting upon a Change of Control if it is held by the director of the Company and such director's service on the Board of Directors terminates, for any reason, following such Change of Control. All options are granted at an exercise price equal to the then fair market value of the Common Stock.

        Currently, five of the seven members of the Company's Board of Directors are non-employee directors who are eligible to participate under the Director Plan. Prior to the approval of the proposed amendments, there were 54,000 shares available for future option awards under the Director Plan. The Company views such options to be an essential part of compensation necessary to attract and retain qualified non-employee directors. The Company believes that the proposed increases in the number of shares of Common Stock available under the Director Plan and the number of shares subject to each option granted under the Director Plan are important to provide long-term, equity-based incentives to present and future non-employee directors. In 1998, options under the Director Plan were automatically granted to five non-employee directors to purchase 20,000 shares of Common Stock. The exercise price of each such option was the fair market value of the Common Stock on the date of the grant.

        This description of the Director Plan is subject to and qualified by the complete text of the Director Plan, a copy of which is available upon request to the Company's Legal Department at the Company's address appearing on the front page of this Proxy Statement.

INTERESTS OF CERTAIN PERSONS

        Approval of the amendments to the Director Plan will benefit the non-employee directors of the Company as they will receive options thereunder in accordance with the terms of the amendments.


VOTE REQUIRED

        Assuming the presence of a quorum, an affirmative vote of a majority of the shares of Common Stock present in person or by proxy and voting will be required for the approval of the amendments to the 1994 Director Option Plan. Abstentions with respect to voting on this matter will have the effect of a negative vote, and "broker non-votes" with respect to voting on this matter will have no effect on the outcome of the vote.

        THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THIS PROPOSAL.


           PROPOSAL TO APPROVE THE ISSUANCE OF TWENTY PERCENT (20%) OR
          MORE OF THE OUTSTANDING SHARES OF THE COMPANY'S COMMON STOCK
         UPON CONVERSION OF THE SERIES C CONVERTIBLE PREFERRED STOCK OF
          THE COMPANY AND THE EXERCISE OF CERTAIN WARRANTS TO PURCHASE
            COMMON STOCK OF THE COMPANY BY THE HOLDERS THEREOF, WHICH
           APPROVAL IS NECESSARY IN ORDER TO COMPLY WITH THE CORPORATE
                 GOVERNANCE RULES OF THE NASDAQ SMALLCAP MARKET
                             (ITEM 5 ON PROXY CARD)

GENERAL

        Effective February 5, 1999, the Company closed a $15 million private placement of equity with 20 investors, led by Marshall Capital Management, Inc., an affiliate of Credit Suisse First Boston, and a number of European-based institutional investors. Pursuant to a Securities Purchase Agreement entered into between the Company and the investors (the "Securities Purchase Agreement"), the Company issued an aggregate of 15,000 shares of a new Series C Convertible Preferred Stock, $.01 per share, and warrants (the "Warrants") to purchase an aggregate of 300,000 shares of the Company's Common Stock. Each share of Series C Convertible Preferred Stock is convertible into Common Stock in accordance with the formula described below. The Company used and intends to continue to use the proceeds from the offering to repay approximately $5.5 million of indebtedness and for general corporate purposes.

        The Certificate of Designations, Preferences and Rights of the Series C Convertible Preferred Stock (the "Certificate of Designation") provides that, until the Company obtains the approval of the holders of a majority of the Company's Common Stock, the number of shares of Common Stock issued upon conversion of the Series C Convertible Preferred Stock or exercise of the Warrants may not exceed 19.99% of the number of shares outstanding on February 5, 1999, or 1,512,661 shares (the "20% Limit"). But for this limitation contained in the Certificate of Designation, as of the date of this Proxy Statement, the 15,000 shares of Series C Convertible Preferred Stock would be convertible into approximately 2,142,857 shares of Common Stock, or 22% of the total number of shares issued and outstanding on February 5, 1999. Further, the total number of shares of Common Stock issuable upon conversion of the Series C Convertible Preferred Stock and exercise of the Warrants as of the date of this Proxy Statement, but for the aforementioned limitation, would be approximately 2,442,857 shares, or 24% of the total number of shares issued and outstanding on February 5, 1999. The number of shares of Common Stock issuable upon conversion of the Series C Convertible Preferred Stock may fluctuate from time to time and be greater than the aforementioned figure due to a variable conversion price feature of the Series C Convertible Preferred Stock and to an accrued "Premium" which may be payable at the option of the Company in Common Stock or cash, as further described below.

NASDAQ REQUIREMENTS

        The 20% Limit is contained in the Certificate of Designation due to a requirement of the NASDAQ Stock Market. The Company's Common Stock is listed on the NASDAQ SmallCap Market, and NASDAQ's corporate governance rules require stockholder approval if the Company issues Common Stock or securities convertible into or exercisable for Common Stock equal to 20% or more of the Common Stock outstanding before the issuance for less than the market value of the Common Stock. As the Series C Convertible Preferred Stock was convertible into more than 20% of the outstanding Common Stock on the date of issuance and as the conversion price of the Series C Convertible Preferred Stock on the date of issuance ($7.00 per share) was less than the market value of the Common Stock on such date (the closing sale price of the Common Stock on February 5, 1999 as reported by NASDAQ was $9.00), and may be less than the market value of the Common Stock when and if the Series C Convertible Preferred Stock is converted to Common Stock, stockholder approval is required in order for the number of shares of Common Stock issuable upon conversion of the Series C Convertible Preferred Stock and exercise of the Warrants to exceed the 20% Limit.

THE TRANSACTION

        The following is a summary of selected information relating to the issuance of the Company's Series C Convertible Preferred Stock and the Warrants (the "Transaction"). Copies of the Securities Purchase Agreement, the Certificate of Designation, the Form of Warrant and the Registration Rights Agreement between the Company and the investors (collectively the "Transaction Documents") are available upon request to the Company's Legal Department at the Company's address appearing on the front page of this Proxy Statement. The summary of the

Transaction in this Proxy Statement is qualified in its entirety by reference to the Transaction Documents.

THE SERIES C CONVERTIBLE PREFERRED STOCK

        Conversion. Each share of Series C Convertible Preferred Stock is convertible into shares of Common Stock of the Company in accordance with the following formula:

        Number of Shares of      =     Stated Value plus accrued Premium
        Common Stock Issuable                    Conversion Price

The "Stated Value" is equal to $1,000 per share. The "Premium" is equal to 6%, payable in Common Stock or cash, at the Company's option (subject to certain conditions), upon conversion. The "Conversion Price" is equal to the lesser of $7 and the Variable Conversion Price. The "Variable Conversion Price" is equal to the average of the lowest Closing Bid Prices (as defined in the Certificate of Designation) for the Common Stock of the Company on any five (5) consecutive trading days during the period of fifteen (15) trading days immediately prior to the conversion date. If the Company's Common Stock trades above $11 per share (subject to adjustment upon the occurrence of certain events, including but not limited to a stock split or dividend or a merger or consolidation of the Company) for ten (10) consecutive days, and if at all times during such period, certain conditions set forth in the Certificate of Designation are satisfied, the Conversion Price will be equal to $7 thereafter.

        If, following conversion, the Company fails to deliver shares of its Common Stock to an investor in accordance with the Certificate of Designation, it may incur monetary and other penalties (including, in certain circumstances, mandatory redemption of the Series C Convertible Preferred Stock).

        On February 5, 2004, all shares of Series C Convertible Preferred Stock then outstanding will be automatically converted into shares of Common Stock at the then-prevailing Conversion Price.

        Conversion Limitations. The number of shares of Common Stock issued upon conversion of all outstanding shares of Series C Convertible Preferred Stock may not exceed the following amounts during the periods specified (each, a "Conversion Limit Amount"), and the Conversion Limit Amount is subject to adjustment in accordance with the terms of the Certificate of Designation:

                                                          Conversion
                      Period                              Limit Amount

        During the 1st Year Following the Issue Date        3,975,000
        During the 2nd Year Following the Issue Date        4,200,000
        During the 3rd Year Following the Issue Date        4,425,000

        During the 4th Year Following the Issue Date        4,650,000
        Following the 4th Anniversary of the Issue Date     4,875,000

        The 20% Issuance. As discussed above, until the Company obtains the approval of the holders of a majority of the Company's Common Stock, the number of shares of Common Stock issued upon conversion of Series C Convertible Preferred Stock or exercise of the Warrants may not exceed 19.99% of the number of shares of Common Stock outstanding on February 5, 1999, or 1,512,661 shares. At the Annual Meeting, the stockholders will be asked to approve the issuance of all of the shares of Common Stock which are subject to issuance upon conversion of the Series C Convertible Preferred Stock and exercise of the Warrants, in order to permit the Series C Convertible Preferred Stock and the Warrants to be converted and exercised in full in accordance with their terms, which issuance would result in the Company's issuing more than 20% of the issued and outstanding Common Stock on February 5, 1999 (the "20% Issuance").

        Mandatory Conversion. The Company has the right to require conversion of all of the outstanding shares of Series C Convertible Preferred Stock at any time after February 5, 2000 if the Closing Bid Price for the Company's Common Stock is greater than $15.00 for fifteen (15) consecutive trading days, subject to satisfaction of certain conditions set forth in the Certificate of Designation.

        Mandatory Redemption. Each purchaser of Series C Convertible Preferred Stock will have the right, upon the occurrence of a Mandatory Redemption Event (as such term is defined in the Certificate of Designation, which term includes, among other things, failure to receive stockholder approval of the 20% Issuance by May 31, 1999), to require the Company to redeem all or any part of such purchaser's Series C Convertible Preferred Stock for a price (the "Mandatory Redemption Price") equal to the greater of (a) the Liquidation Preference of the shares being redeemed multiplied by 115% and (b) an amount calculated on the basis of the applicable Conversion Price and the price at which the Common Stock of the Company is then trading.

        If the Corporation fails to pay the Mandatory Redemption Price within ten (10) business days of the mandatory redemption date, the holder of Series C Convertible Preferred Stock shall have the right to regain its rights as such a holder and, upon written notice to such effect from the holder, the Company shall return to such holder the certificates representing the Series C Convertible Preferred Stock delivered to the Company in connection with the mandatory redemption. In such event, the Conversion Price otherwise applicable to future conversions of the Series C Convertible Preferred Stock shall be reduced by one percent for each day beyond such tenth business day in which the failure to pay continued, until the date of such notice, but the maximum reduction of the Conversion Price shall be fifty percent.

        Optional Redemption. The Company will have the right, upon the satisfaction of certain Optional Redemption Conditions (as defined in the Certificate of Designation), to redeem any Series C Convertible Preferred Stock submitted for conversion at a Conversion Price that is less than $7 (subject to adjustment upon the occurrence of certain events set forth in the Certificate of Designation) for a price equal to an amount representing an annualized return of 110% on the Stated Value of the Series C Convertible Preferred Stock being redeemed, plus accrued Premium.

        Voting. The holders of shares of Series C Convertible Preferred Stock are not entitled to vote with respect to the business, management or affairs of the Company. For so long as any shares of Series C Convertible Preferred Stock are outstanding, the following matters, however, will require the approval of the holders of at least two-thirds of the then-outstanding shares of Series C Convertible Preferred Stock:

               (i) altering, changing, modifying or amending the terms of the Series C Convertible Preferred Stock or the terms of any other stock of the Company so as to adversely affect the Series C Convertible Preferred Stock;

               (ii) creating any new class or series of capital stock having a preference over or ranking pari passu with the Series C Convertible Preferred Stock as to redemption or distribution of assets upon a Liquidation Event (as defined in the Certificate of Designation) or any other liquidation, dissolution or winding up of the Company;

               (iii) increasing the authorized number of shares of Series C Convertible Preferred Stock;

               (iv) reissuing any shares of Series C Convertible Preferred Stock which have been converted or redeemed in accordance with the terms of the Certificate of Designation;

               (v) issuing any Pari Passu Securities or Senior Securities (each as defined in the Certificate of Designation) (other than non-convertible debt securities or debt securities which are convertible into or exchangeable for Common Stock of the Company or any other equity or convertible security of the Company junior to the Series C Convertible Preferred Stock);

               (vi) redeeming, declaring, paying or making any provision for any dividend or distribution with respect to the Common Stock of the Company or any other capital stock of the Company ranking junior to the Series C Convertible Preferred Stock as to the distribution of assets upon liquidation, dissolution or winding up of the Company; and

               (vii) issuing any Series C Convertible Preferred Stock except pursuant to the terms of the Securities Purchase Agreement.

         Dividends. The Series C Convertible Preferred Stock will not bear dividends.

         Liquidation. Upon the liquidation, dissolution or winding up of the Company, the holders of Series C Convertible Preferred Stock, before any distribution to the holders of Junior

Securities (as defined in the Certificate of Designation) but after payment to holders of Senior Securities, will be entitled to receive an amount equal to the Stated Value (defined below) plus the Premium (defined below) accrued on its Series C Convertible Preferred Stock in accordance with the terms of the Certificate of Designation (the "Liquidation Preference").

        Preemptive Rights. Pursuant to the Securities Purchase Agreement, until February 5, 2000, each purchaser of the Series C Convertible Preferred Stock will have the right, upon the issuance of certain equity securities by the Company, to either purchase a pro rata share of such securities or, at the option of such purchaser, to exchange all or any part of such purchaser's shares of Series C Convertible Preferred Stock for an equal amount of such securities.

THE WARRANTS

        Pursuant to the Securities Purchase Agreement, each investor received a Warrant for the purchase of 20,000 shares of Common Stock of the Company for each $1 million of Series C Convertible Preferred Stock issued. The Warrants are exercisable at $9 per share (subject to adjustment upon the occurrence of certain events set forth in the Warrants). The Warrants will expire five (5) years after the date of issuance, and are subject to mandatory exercise, subject to certain conditions set forth therein, if the Company's Common Stock trades at or above $18 per share (subject to adjustment upon the occurrence of certain events set forth in the Warrants) for five (5) consecutive trading days. Cashless exercise is permitted under the terms of the Warrants and is required for any exercise after February 5, 2001.

        If, following exercise of the Warrants, the Company fails to deliver shares of its Common Stock to an investor in accordance with the terms of the Warrants, it may incur monetary and other penalties.

THE REGISTRATION RIGHTS AGREEMENT.

        In accordance with the Securities Purchase Agreement, the Company entered into a Registration Rights Agreement with the investors, pursuant to which the Company was required to file with the Securities and Exchange Commission (the "SEC") a registration statement on Form S-3 covering the resale of the Common Stock issuable upon conversion of the Series C Convertible Preferred Stock and exercise of the Warrants. The Company has filed such Form S-3 Registration Statement with the SEC and as of the date of this Proxy Statement was awaiting comments from the SEC on the Form S-3. The Company may incur monetary and other penalties (including in certain circumstances mandatory redemption of the Series C Convertible Preferred Stock) in the event that such registration statement is not declared effective in accordance with the terms of the Registration Rights Agreement, or if such registration statement becomes unavailable for the resale of shares of Common Stock of the Company and such unavailability continues for a period set forth in the Registration Rights Agreement.

BOARD OF DIRECTORS' RECOMMENDATIONS

        The Board of Directors unanimously approved the Transaction, including the 20% Issuance, and unanimously recommends that the stockholders vote for approval of the 20% Issuance.

CERTAIN CONSIDERATIONS

        While the Board of Directors is of the opinion that the 20% Issuance is advisable and in the best interests of the Company and its stockholders, stockholders should consider the following possible effects, as well as the other information contained in this Proxy Statement, in evaluating the 20% Issuance.

        Possible Dilutive Effects. To the extent that the market value of the Common Stock at the time of the conversion of the Series C Convertible Preferred Stock, or exercise of the Warrants, is greater than the Conversion Price then in effect, or the exercise price of the Warrants, then the holders of Common Stock may suffer dilution in the value of their equity as a result of the conversion of the Series C Convertible Preferred Stock or exercise of the Warrants.

        Interest of Certain Persons in the 20% Issuance. Messrs. Ajit G. Hutheesing and Nicholas E. Sinacori, nominees for election to the Company's Board of Directors pursuant to Proposal 1 in this Proxy Statement, also serve as principals of International Capital Partners, Inc., whose profit sharing plan is one of the investors in the Transaction described in this Proposal.

CONSEQUENCES IF THE PROPOSAL IS NOT APPROVED

        If stockholder approval is not obtained for the 20% Issuance, the Series C Convertible Preferred Stock issued at the closing of the Transaction will be redeemable for cash at a premium, at the option of the holders at any time. If the Company does not receive stockholder approval, there can be no assurance that the Company would have or be able to obtain adequate sources of additional capital to so redeem the Series C Convertible Preferred Stock. An obligation to redeem a significant number of shares of Series C Convertible Preferred Stock would likely have an adverse effect on the Company and its prospects. In addition, pursuant to the Certificate of Designation, certain holders of the Series C Convertible Preferred Stock could require the Company to institute proceedings and take all other action necessary to delist the Common Stock from the NASDAQ SmallCap Market, in which case the 20% Limit would not apply at any time following the delisting.


VOTE REQUIRED

        Assuming the presence of a quorum, an affirmative vote of a majority of the shares of Common Stock present in person or by proxy and voting will be required for the approval of the 20% Issuance, which approval is necessary in order to comply with the corporate governance rules of the NASDAQ SmallCap Market. Abstentions with respect to voting on this matter will have the effect of a negative vote, and "broker non-votes" with respect to voting on this matter will have no effect on the outcome of the vote.

        THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THIS PROPOSAL.


               RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
                             (ITEM 6 ON PROXY CARD)

         The Board of Directors has appointed Rothstein, Kass & Company, P.C., independent auditors, to audit the books, records and accounts of the Company for the 1999 fiscal year. This appointment is being presented to the stockholders for ratification at the Annual Meeting.

         Rothstein, Kass & Company, P.C. has no direct or indirect material financial interest in the Company or its subsidiaries. Representatives of Rothstein, Kass & Company, P.C. are not expected to be present at the Annual Meeting.


VOTE REQUIRED

         Proxies solicited by the Board of Directors will be voted for ratification unless stockholders specify otherwise. Ratification by the stockholders is not required. If the stockholders do not approve the proposal, the Board of Directors will not change the appointment for fiscal year 1999, but will consider the stockholder vote in appointing auditors for fiscal year 2000.

        THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THIS PROPOSAL.


                               EXECUTIVE OFFICERS

         The following table sets forth certain information concerning the executive officers of the Company who are not also directors. The executive officers are elected annually by the Board of Directors following the Annual Meeting and serve at the discretion of the Board.

OFFICER                                        AGE                POSITION WITH COMPANY
-------                                        ---                ---------------------
Kenneth M. Dorros......................         39      Senior Vice President, General Counsel
                                                        and Secretary

Sean P. Hayes..........................         34      Executive Vice President

John Lovkay............................         61      President - Debit Division

Ismael G. Pinho........................         40      Controller

Jon F. Sorenson........................         36      President - Rental Division


         KENNETH M. DORROS has been Senior Vice President, General Counsel and Secretary of the Company since June of 1998. Previously, he served the Company as Counsel from October, 1997 to June, 1998. From March of 1989 to October of 1997, Mr. Dorros served as Vice President, General Counsel and Secretary of the Company. Mr. Dorros served as General Counsel and Secretary of Shared Technologies Fairchild Inc. ("STFI") from June, 1986 to March, 1998, where he was also a Senior Vice President from April, 1996 to March, 1998. Mr. Dorros received a bachelor's degree from Lehigh University and a Juris doctor from the Fordham University School of Law.

         SEAN P. HAYES has been an Executive Vice President of the Company since March, 1993. Between December, 1992 and March, 1993, he served as the Company's Director of Operations. From March, 1993 to August, 1996, Mr. Hayes served on the Company's Board of Directors. Prior to joining the Company, Mr. Hayes was employed by STFI, serving as Director of STFI's Data Division from 1990 to 1992 and as a Regional Business Manager from 1988 to 1990. He received a B.A. degree in business administration and computer information systems from New Hampshire College.

         JOHN LOVKAY has been President of the Company's Debit Division since February of 1999, and he served as Senior Vice President -- Corporate Operations from October of 1996 to February of 1999. From April, 1995 to October, 1996, Mr. Lovkay held the position of Vice President -- Operations Support. Prior to joining the Company, Mr. Lovkay was employed by STFI in the position of Senior Vice President -- Operations Analysis from August, 1994 to April, 1995. From December of 1992 to August of 1994, he was a software consultant, which position included work for Integrated Management Systems and DeSai Consulting Group. Mr. Lovkay was Executive Vice President and Chief Operating Officer of STFI from January of 1987 to December of 1992. He also served as President of the Hamilton Standard Division of United Technologies Corporation from 1984 to 1986. Mr. Lovkay holds a B.S. in electrical engineering from the Massachusetts Institute of Technology and an M.S. from the University of Connecticut.

         ISMAEL G. PINHO joined the Company as its Controller in May of 1995. From October, 1990 to May, 1995, he was Controller of F.L. Roberts & Company, Inc. a retailer and distributor of petroleum products. Mr. Pinho was Controller of Shapiro Equipment, a construction equipment company, from 1986 to 1990. Mr. Pinho holds a B.A. degree in accounting from the University of Connecticut.

         JON F. SORENSON has been President of the Company's Rental Division since November, 1995. From March, 1994 to November, 1995, Mr. Sorenson served as Chief Operating Officer of PTC Cellular, Inc. ("PTC"). The Company acquired substantially all of the assets of PTC in November of 1995. Prior to that, from December, 1992 to March, 1994, Mr. Sorenson was a Vice President of the S&S Companies, a national office beverage distribution and real estate company. From July, 1991 to December, 1992, he served as Executive Vice President of Cafeccino, Inc., a nationwide provider of office beverage services. Mr. Sorenson holds a B.A. degree in economics from the University of Maine.


                             EXECUTIVE COMPENSATION

1.      REPORT OF THE COMPENSATION COMMITTEE

        The Compensation Committee of the Board of Directors is responsible for establishing the compensation, including bonus and incentive arrangements, of the Company's Chief Executive Officer and for reviewing the compensation of other executive officers of the Company, as established by the Chief Executive Officer. Until April of 1998, the Chief Executive Officer received no cash compensation from the Company, but was instead paid by Shared Technologies Fairchild Inc. ("STFI"), which was acquired by Intermedia Communications, Inc. in March of 1998. Previously, STFI provided certain management services to the Company pursuant to a management agreement that expired in 1997.

        The Compensation Committee makes appropriate recommendations concerning executive compensation, and it reports to the Company's Board of Directors. Under the supervision, approval and review of the Compensation Committee, the Company's compensation policies and programs are designed to motivate, retain and attract management with incentives linked to the financial performance of the Company and the value that is delivered to its stockholders. Specifically, the Company's policies and programs endeavor to (i) link executive compensation to sustainable increases in the financial performance of the Company, where possible, and where not possible, preservation or realization of stockholder value; (ii) provide rewards contingent upon Company performance; (iii) differentiate compensation based upon individual contributions; (iv) promote teamwork among executives and other Company employees; and (v) encourage the retention of a sound management team.

        Cash compensation at the Company consists of two components: (i) a base salary that is competitive with that of other companies paying at the median level of the market, and (ii) an annual incentive opportunity that is variable and is reflective of the financial performance of the Company and the individual performance of the executive officer. When high levels of performance are achieved, the level of cash compensation may exceed the median of the market. Conversely, when the Company or the individual falls short of the predetermined goals, the level of cash compensation may be substantially below the market median. The objective of this mix is to deliver total annual cash compensation competitive with compensation offered at other companies facing similar challenges for similar positions, while simultaneously linking the payment of the annual cash incentive to the achievement of specific objectives in the Company's annual operating plan as approved by the Board of Directors.

        The award and size of any performance bonus are based upon (i) the executive officer's performance against individual goals, and (ii) the performance of the Company against Company goals. Goals vary from year to year and, with regard to individual goals of executive officers, usually include both quantitative and qualitative factors. The Compensation Committee also occasionally awards special bonuses in connection with extraordinary transactions by the Company. The bonuses generally are awarded to individuals who make significant contributions towards consummation of the transactions.

        The Compensation Committee believes that stock option grants serve as a desirable, long-term method of compensation because they closely ally the interests of management with the preservation, enhancement and realization of stockholder value and serve as an additional incentive to promote the success of the Company.

        The Compensation Committee believes that the total compensation program for executives of the Company is on a level with the compensation programs provided by other companies facing similar challenges.

                                            Respectfully submitted,


                                            THOMAS H. DECKER
                                            WILLIAM A. DIBELLA
                                            AJIT G. HUTHEESING

2.  RECOMMENDATIONS OF THE CHIEF EXECUTIVE OFFICER

        The Chief Executive Officer recommends to the Compensation Committee the proposed compensation (other than his own) of each executive officer of the Company.

        In evaluating the performance of an executive officer and in formulating his recommendation to the Compensation Committee, the Chief Executive Officer adheres generally to the criteria and principles enunciated in the Compensation Committee's report set forth above, yet he relies most heavily on the following criteria employed by the Compensation Committee:

                  (a) the executive officer's influence on the performance of the Company through his or her management skills;

                  (b) the executive officer's skill in long range planning for the Company's future growth and activities; and

                  (c) the manner in which the executive officer positions the Company to succeed in the future.

                                        Respectfully submitted,


                                        ANTHONY D. AUTORINO
                                        Chairman and Chief Executive Officer


                           SUMMARY COMPENSATION TABLE

        The following table sets forth the annual and long-term compensation awarded or paid to or earned by the Company's Chief Executive Officer, as well as to each of the Company's other most highly paid executive officers who received compensation in excess of $100,000 for the fiscal year ended 1998 (of which there were only three such other executive officers). Collectively, the Chief Executive Officer and such other executive officers are referred to herein as the "Named Executive Officers."


                                                                    LONG TERM
                                                                   COMPENSATION
                                                                   ------------
                                                                      AWARDS
                                                                   ------------
                                                     ANNUAL
                                                  COMPENSATION      SECURITIES
                                                  ------------      UNDERLYING           ALL OTHER
NAME & PRINCIPAL POSITION              YEAR        SALARY ($)       OPTIONS (#)      COMPENSATION ($)
--------------------------             ----       ------------      ------------     ----------------
Anthony D. Autorino...............     1998         $163,822          150,000           $47,448(a)
Chairman and Chief                     1997                 (b)            --                  (b)
Executive Officer                      1996                 (b)            --                  (b)

Vincent DiVincenzo................     1998         $100,609(c)        50,000                  (c)
Senior Vice President, Treasurer and
Chief Financial Officer

Sean P. Hayes.....................     1998         $115,102           25,000                --
Executive Vice President               1997         $102,084               --                --

Jon F. Sorenson...................     1998         $105,584            5,000                --
President-Rental Division              1997         $102,300               --                --

(a)     Paid as reimbursement for life insurance premiums.

(b) Until April 1998, the Chief Executive Officer, Anthony D. Autorino, was paid by Shared Technologies Fairchild Inc., of which Mr. Autorino was Chairman and Chief Executive Officer, in accordance with a Management Agreement that is no longer in effect. In 1996, Mr. Autorino received from STFI a warrant to purchase 480,000 shares of the Company's Common Stock owned by STFI at an exercise price of $1.72 per share.

(c) Until April 1998, the Senior Vice President, Treasurer and Chief Financial Officer, Vincent DiVincenzo, was paid by Shared Technologies Fairchild Inc., of which he was Senior Vice President, Treasurer and Chief Financial Officer, in accordance with a Management Agreement that is no longer in effect. In 1996, Mr. DiVincenzo received from STFI a warrant to purchase 144,000 shares of the Company's Common Stock owned by STFI at an exercise price of $1.72 per share.

                        OPTION GRANTS IN LAST FISCAL YEAR

   The following table sets forth information on options granted during the fiscal year ended December 31, 1998 to the Named Executive Officers.

                                                                                         POTENTIAL REALIZED VALUE
                                                                                            @ ASSUMED RATES OF
                                                          INDIVIDUAL GRANTS              STOCK PRICE APPRECIATION
                                                          -----------------                  FOR OPTION TERM
                                              % OF TOTAL                                 ------------------------
                                               OPTIONS       EXERCISE
                                              GRANTED TO     OR BASE
                                OPTIONS      EMPLOYEES IN     PRICE      EXPIRATION
NAME                          GRANTED (#)        1998         ($/SH)        DATE         5% ($)            10% ($)
-----------------------------------------------------------------------------------------------------------------------
Anthony D. Autorino .......    100,000          28%            $5.50        3/26/08     $345,892          $876,558

Vincent DiVincenzo ........     50,000          14%            $5.50        3/26/08     $172,946          $438,279

Sean P. Hayes .............     25,000           7%            $5.73       10/27/08     $ 90,089          $228,304

Jon F. Sorenson ...........      5,000           1%            $5.50        3/26/08     $ 17,295          $ 43,828


                 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                        AND FISCAL YEAR END OPTION VALUES

   The following table sets forth information concerning outstanding options to purchase the Company's Common Stock. No stock options were exercised during the fiscal year ended December 31, 1998 by the Named Executive Officers.

                                                 NUMBER OF SECURITIES         VALUE OF IN-THE-
                                                UNDERLYING UNEXERCISED        MONEY OPTIONS AT
                                                OPTIONS AT FISCAL YEAR           FISCAL YEAR
                                                        END (#)                    END ($)
                                                      EXERCISABLE/              EXERCISABLE/
                                                     UNEXERCISABLE              UNEXERCISABLE
                                                ----------------------        -----------------
Anthony D. Autorino.....................             91,666/66,667            $360,540/$175,000

Vincent DiVincenzo......................             38,334/33,333             $142,810/$87,500

Sean P. Hayes...........................             45,000/43,333             $201,449/$99,067

John F. Sorenson........................             20,000/10,000             $104,769/$44,583

EMPLOYMENT AGREEMENTS

        The Company has no employment agreements currently in effect with any of its employees.


                               SECURITY OWNERSHIP

        The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of April 5, 1999 by (i) each of the Company's directors and nominees, (ii) the Named Executive Officers,
(iii) all directors and Executive Officers of the Company as a group, and (iv) each person known by the Company to own beneficially more than five percent of the outstanding shares of the Company's Common Stock.

                                                                           PERCENTAGE OF
                                                    NUMBER OF SHARES       COMMON STOCK
NAMES AND ADDRESS(1)                             BENEFICIALLY OWNED (2)     OUTSTANDING
--------------------                             ----------------------    -------------
DIRECTORS, NOMINEES AND EXECUTIVE OFFICERS

Anthony D. Autorino                                     974,196(a)              11.5%
    Chief Executive Officer and Director

Bruce Carswell                                            4,300(b)                 *
    Director

Thomas H. Decker                                        131,333(c)               1.7%
    Director

William A. DiBella                                      246,666(d)               3.1%
    Director

Vincent DiVincenzo                                      297,049(e)               3.8%
    Senior Vice President, Chief Financial
    Officer, Treasurer and Director

Victor Grillo, Sr.                                           0                    *
     Nominee for Director
     150 East Palmetto Park Road
     Boca Raton, FL 33432

                                                                           PERCENTAGE OF
                                                    NUMBER OF SHARES       COMMON STOCK
NAMES AND ADDRESS(1)                             BENEFICIALLY OWNED (2)     OUTSTANDING
--------------------                             ----------------------    -------------

Sean P. Hayes                                         129,089 (f)              1.7%
    Executive Vice President


Ajit G. Hutheesing                                    830,381 (g)              9.9%
    Director

Nicholas E. Sinacori                                  820,381 (h)              9.8%
    Director

John F. Sorenson                                       21,195 (i)                *
    President -- Rental Division

All directors and executive officers as a
    group (11 persons)                              2,847,612 (j)             28.5%

FIVE PERCENT STOCKHOLDERS

Shared Technologies Fairchild Inc. and
    Intermedia Communications Inc.                  1,804,570 (k)             23.6%
    3625 Queen Palm Drive
    Tampa, FL 33619

Summit Assurance, Inc.                                408,500 (l)              5.2%
    777 E. Tahquitz Canyon Way, Suite 333
    Palm Springs, CA 92262

George W. Mauerman                                    526,166(m)               8.6%
    6585 S. Yale, Suite 500
    Tulsa, OK 74136

The Fairchild Corporation and                         750,519 (n)              9.8%
    Banner Aerospace, Inc.
    45025 Aviation Drive, Suite 400
    Dulles, VA 20177

International Capital Partners, Inc.                  820,381 (o)              9.8%
    300 First Stamford Place
    Stamford, CT 06902

Zesiger Capital Group LLC                           1,922,742 (p)             22.9%
    320 Park Avenue
    New York, NY 10022

----------

* Less than 1%

(1) The mailing address of each of the Company's directors and executive officers is c/o the Company, 100 Great Meadow Road, Wethersfield, CT 06109.

(2) Except as otherwise specifically noted, the number of shares stated as being owned beneficially includes shares held beneficially by spouses and minor children. The inclusion herein of any shares deemed beneficially owned does not constitute an admission of beneficial ownership of those shares. Each stockholder possesses sole voting and investment power with respect to the shares listed opposite such stockholder's name, except as otherwise indicated.

        (a) Includes 91,666 shares currently issuable upon exercise of options by Mr. Autorino. Also includes 76,333 shares and 58,333 shares issuable upon the exercise of warrants that are owned beneficially by the estate of Mr. Autorino's late spouse, as to which Mr. Autorino disclaims beneficial ownership. Also includes 540,000 shares issuable upon exercise of warrants that were issued to Mr. Autorino by Shared Technologies Fairchild Inc. ("STFI") on shares owned by STFI ("STFI Warrants"). Also includes 100,000 shares issuable upon exercise of other warrants held by Mr. Autorino.

        (b) Includes 4,000 shares issuable upon exercise of options by Mr. Carswell.

        (c) Includes 10,000 shares currently issuable upon exercise of options by Mr. Decker. Also includes 33,333 shares issuable upon exercise of warrants and 45,000 shares issuable upon exercise of STFI Warrants.

        (d) Includes 10,000 shares currently issuable upon exercise of options by Mr. DiBella. Also includes 58,333 shares, 58,333 shares issuable upon exercise of warrants and 120,000 shares issuable upon exercise of STFI Warrants, all of which shares and warrants are beneficially owned by Mr. DiBella's wife, as to which he disclaims beneficial ownership.

         (e) Includes 38,334 shares currently issuable upon exercise of options by Mr. DiVincenzo. Also includes 16,667 shares issuable upon exercise of warrants and 194,000 shares issuable upon exercise of STFI Warrants.

         (f) Includes 45,000 shares currently issuable upon exercise of options by Mr. Hayes. Also includes 6,667 shares issuable upon exercise of warrants, 35,000 shares issuable upon exercise of STFI Warrants and 3,374 shares owned through the Company's Savings and Retirement Plan.

         (g) Includes 66,667 shares owned by International Capital Partners, Inc. ("ICP"), of which Mr. Hutheesing is the Chairman, Chief Executive Officer and a stockholder. Also includes 18,000 shares currently issuable upon exercise of options by ICP, 590,000 shares issuable upon exercise of warrants held by ICP, 65,000 shares issuable upon exercise of STFI Warrants held by ICP, 35,714 shares issuable upon conversion of Series C Convertible Preferred Stock held by the ICP Profit Sharing Plan and 5,000 shares issuable upon exercise of warrants held by the ICP Profit Sharing Trust. Also includes 40,000 shares issuable upon conversion of a convertible promissory note held by ICP Profit Sharing Trust.

         (h) Includes 66,667 shares owned by ICP, of which Mr. Sinacori is Managing Director. Also includes 18,000 shares currently issuable upon exercise of options by ICP, 590,000 shares issuable upon exercise of warrants held by ICP, 65,000 shares issuable upon exercise of STFI Warrants held by ICP, 35,714 shares issuable upon conversion of Series C Convertible Preferred Stock held by the ICP Profit Sharing plan and 5,000 shares issuable upon exercise of warrants held by the ICP Profit Sharing Trust. Also includes 40,000 shares issuable upon conversion of a convertible promissory note held by ICP Profit Sharing Trust.

         (i) Includes 15,000 shares currently issuable upon exercise of options by Mr. Sorenson. Also includes 1,667 shares issuable upon exercise of warrants, 2,500 shares issuable upon exercise of STFI Warrants and 361 shares owned through the Company's Savings and Retirement Plan.

         (j) Includes a total of 289,666 shares currently issuable upon exercise of options by the Company's directors and executive officers. Also includes a total of 901,667 shares currently issuable upon exercise of warrants by such directors and executive officers, 1,071,500 shares issuable upon exercise of STFI Warrants by such directors and executive officers, 9,367 shares owned through the Company's Savings and Retirement
                  Plan and 35,714 shares issuable upon conversion of Series C Convertible Preferred Stock and 40,000 shares issuable upon conversion of a convertible promissory note beneficially owned by certain of such directors.

         (k) Owned by Shared Technologies Fairchild Inc., a wholly-owned subsidiary of Intermedia Communications Inc. Such shares are subject to purchase from STFI through the exercise of STFI Warrants held by various parties, including certain directors and executive officers of the Company.

        (l) Includes 208,500 shares issuable upon exercise of warrants by Summit Assurance, Inc.

        (m) Includes 83,333 shares issuable upon exercise of warrants by Mr. Mauerman. Also includes shares beneficially owned by George S. Mauerman, individually and as Trustee of the Andrien W. Mauerman Testamentary Trust.

        (n) Owned by Banner Aerospace, Inc. a wholly-owned subsidiary of The Fairchild Corporation.

        (o) Includes 18,000 shares currently issuable upon exercise of options held by ICP. Also includes 590,000 shares issuable upon exercise of warrants held by ICP, 65,000 shares issuable upon exercise of STFI Warrants held by ICP, 35,714 shares issuable upon conversion of Series C Convertible Preferred Stock held by the ICP Profit Sharing Trust, 5,000 shares issuable upon exercise of warrants held by the ICP Profit Sharing Trust and 40,000 shares issuable upon conversion of a convertible promissory note held by the ICP Profit Sharing Trust. (See notes (g) and (h) with respect to beneficial ownership attributable to Messrs. Hutheesing and Sinacori.)

        (p) Includes 735,000 shares issuable upon exercise of warrants owned beneficially by Zesiger Capital Group.


                          CUMULATIVE STOCKHOLDER RETURN

        The following graph and chart compare the cumulative annual stockholder return on the Company's Common Stock over the period commencing April 21, 1995 (the date of the Company's initial public offering and the date that the Company's Common Stock commenced trading on NASDAQ) through December 31, 1998 to that of the total return Index for the NASDAQ Stock Market ("NASDAQ") and the total return Index for the Standard Industrial Classification Codes 4810-4819 Telephone Communications ("'SIC Code Index") assuming the investment of $100 on April 21, 1995. The total return Index for the Company and the SIC Code Index were computed using the Compustat database. The first partial year of the NASDAQ total return Index was computed using Bloomberg, and the subsequent years were calculated based upon the Center for Research of Securities Prices Total Return Indices data. In calculating total annual return, reinvestment of dividends is assumed. The stock performance graph and chart below are not necessarily indicative of future price performance.

                                  [Line Graph]

Company/Index Name                     04/21/95        12/31/95        12/31/96        12/31/97       12/31/98
------------------                     --------        --------        --------        --------       --------

SHARED TECHNOLOGIES CELLULAR            $100.00          $33.70          $30.40          $59.80        $107.67

NASDAQ                                  $100.00         $128.90         $158.60         $194.60        $272.68

SIC CODE INDEX                          $100.00         $123.90         $145.20         $194.10        $245.45



                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        In April, 1998, the Company and Summit Assurance, Inc. and certain of its affiliates (the "Summit Entities"), the beneficial owner of more than 5% of the Company's outstanding Common Stock, and Craig A. Marlar, who is an executive officer and director of the Summit Entities and was a director of the Company until his resignation in April, 1998, entered into a settlement of litigation arising out of the acquisition of assets from certain of the Summit Entities in April, 1996. The terms of the settlement are more fully described in footnote 4 to the Company's financial statements included in the Company's 1998 Annual Report.

        In April 1998, the Company completed a debt financing in the amount of $4 million from four lenders, including Mr. Autorino, the Company's Chairman and Chief Executive Officer, and International Capital Partners, Inc. ("ICP"), of which directors Ajit G. Hutheesing and Nicholas E. Sinacori are principals. Such debt was issued pursuant to credit agreements with each of the lenders, providing for a floating interest rate of 2.5% above a rate comparable to the prime rate. Mr. Autorino and ICP loaned $1,000,000 and $500,000, respectively, to the Company, pursuant to such credit agreements. In connection therewith, Mr. Autorino received a warrant for the purchase of 100,000 shares of Common Stock, and ICP received a warrant for the purchase of 50,000 shares of Common Stock. Such warrants have an exercise price of $5.00 per share. All such debt was repaid in February 1999 from the proceeds of the Company's sale of Series C Convertible Preferred Stock.

        In May 1998, the Company issued to nine investors $2.4 million of 5% convertible notes (the "Notes") through a private placement. Purchasers of the Notes included an affiliate of ICP, International Capital Partners Profit Sharing Trust, which purchased a Note in the amount of $200,000. The Notes have a term of seven years and are convertible at any time at the option of the noteholder into shares of the Company's Common Stock at a rate of $5.00 per share, subject to certain antidilution adjustments.

        In May 1998, the Company issued a promissory note in the principal amount of $1,693,560 to Shared Technologies Fairchild Inc. ("STFI"), which beneficially owns 23.6% of the Company's Common Stock, to memorialize indebtedness of the Company to STFI for certain administrative services and prior funding of the Company's operations. The note bore interest at the prime rate plus two percent, the interest was payable quarterly in arrears, and the note was scheduled to mature in November 1999. In February 1999, the Company prepaid such indebtedness from the proceeds of the sale of the Company's Series C Convertible Preferred Stock.

        In February 1999, the Company closed the Transaction described in Proposal 5 in this Proxy Statement, pursuant to which it issued 15,000 shares of Series C Convertible Preferred Stock and Warrants to purchase 300,000 shares of Common Stock for an aggregate consideration of $15,000,000. International Capital Partners Profit Sharing Trust purchased 250 shares of Series C Convertible Preferred Stock and received Warrants to purchase 5,000 shares of Common Stock in the Transaction for an aggregate consideration of $250,000. In addition, ICP received a commission in the amount of $50,000 in connection with the Transaction as a finder's fee. Messrs. Ajit G. Hutheesing and Nicholas E. Sinacori, directors of the Company and nominees for election to the Board of Directors pursuant to Proposal 2 in this Proxy Statement, also serve as principals of International Capital Partners, Inc. and trustees of the ICP Profit Sharing Trust.

        Victor Grillo, Sr., a nominee for director, is a principal owner of Retail Distributors, Inc. ("RDI"), which owns all of the outstanding shares of capital stock of Retail Cellular, Inc. ("RCI"). The Company is in the final stages of negotiations to acquire RCI, which provides sales support services that would be utilized by the Company in connection with its Debit Division. In addition, the Company contemplates entering into a services agreement with RDI, pursuant to which the Company would obtain similar services from RDI. In anticipation of entering into such agreements, in February 1999 the Company provided a loan to RDI in the principal amount of $500,000, which accrues interest at the rate of prime plus one percent, and matures in September 1999. The loan was intended as a prepayment of expense reimbursement for RDI, as RDI commenced providing substantial services for the Company at such time.


                                  OTHER MATTERS

        The Board of Directors does not know of any other matters which may come before the Annual Meeting. However, if any other matters are properly presented at the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote, or otherwise act, in accordance with their judgment on such matters.

        All costs of solicitations of proxies will be borne by the Company. In addition to solicitations by mail, the Company's directors, officers and regular employees, without additional remuneration, may solicit proxies by telephone, telegraph and personal interviews. Brokers, custodians and fiduciaries will be requested to forward proxy soliciting material to the owners of stock held in their names, and the Company will reimburse them for out-of-pocket expenses thereby incurred.


                              STOCKHOLDER PROPOSALS

        Any stockholder desiring to present a proposal for consideration at the Company's next annual meeting of stockholders must submit the proposal to the Company so that it is received at the principal executive offices of the Company, 100 Great Meadow Road, Wethersfield, Connecticut 06109, on or before December 30, 1999. Any stockholder desiring to submit a proposal should consult applicable regulations of the SEC.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's executive officers and directors, and persons who own more than 10% of the Company's outstanding shares of Common Stock, to file reports of ownership and changes in ownership with the SEC and NASDAQ. Executive officers, directors and persons holding greater than ten percent of the Company's outstanding shares of Common Stock are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

        The Company knows of no delinquent filings under Section 16(a) of the Exchange Act during the fiscal year ended December 31, 1998.

        A COPY OF THE COMPANY'S FORM 10-K AS FILED WITH THE SEC WILL BE FURNISHED WITHOUT CHARGE TO ANY STOCKHOLDER AS OF THE RECORD DATE UPON WRITTEN REQUEST TO THE SECRETARY OF SHARED TECHNOLOGIES CELLULAR, INC., 100 GREAT MEADOW ROAD, WETHERSFIELD, CONNECTICUT 06109.

                                    EXHIBIT I

              AMENDMENT PROVIDING FOR CLASSIFIED BOARD OF DIRECTORS

        An Article ELEVENTH shall be added to the Company's Restated Certificate of Incorporation and shall read in its entirety as follows:

        The number of directors constituting the entire Board of Directors shall be as set forth in or pursuant to the Bylaws of the Corporation. The Board of Directors shall be divided into three classes, designated Classes I, II and III, which shall be as nearly equal in number as possible. Initially, directors of Class I shall be elected to hold office for a term expiring at the annual meeting of stockholders in 2000, directors of Class II shall be elected to hold office for a term expiring at the annual meeting of stockholders in 2001 and directors of Class III shall be elected to hold office for a term expiring at the annual meeting of stockholders in 2002. At each annual meeting of stockholders following such initial classification and election, the respective successors of each class shall be elected for three-year terms.

                                   EXHIBIT II

             AMENDMENTS TO THE COMPANY'S AMENDED AND RESTATED BYLAWS PROVIDING FOR CLASSIFIED BOARD OF DIRECTORS AND OTHER MATTERS

        Sections 2.1 and 2.2 of Article 2 to the Company's Amended and Restated Bylaws shall be amended and restated in their entirety to read as follows:

                             ARTICLE 2 -- DIRECTORS

         2.1 General Powers. The business and affairs of the corporation shall be managed by the Board of Directors. The Board of Directors shall be divided into three classes, designated Classes I, II and III, which shall be as nearly equal in number as possible. The initial directors of Class I shall be elected to hold office for a term expiring at the annual meeting of stockholders in 2000, the initial directors of Class II shall be elected to hold office for a term expiring at the annual meeting of stockholders in 2001, and the initial directors of Class III shall be elected to hold office for a term expiring at the annual meeting of stockholders in 2002. At each annual meeting of stockholders following such initial classification and election, the respective successors of each class shall be elected for three-year terms.

         2.2 Number, Election and Term of Office. The number of directors shall be fixed from time to time by resolution of the Board of Directors, but shall not be less than three (3) nor more than eleven (11). In case of any increase in the number of directors in advance of an annual meeting of stockholders, each additional director shall be elected by the directors then in office, although less than a quorum, to hold office until the next election of the class for which such director shall have been chosen, and until his successor shall have been duly elected and qualified (subject to Section 2.3 of this Article 2). No decrease in the number of directors shall shorten the term of any incumbent director. Any newly-created or eliminated directorships resulting from an increase or decrease shall be apportioned by the Board of Directors among the three classes of directors so as to maintain such classes as nearly equal as possible. It shall not be a qualification of office that the directors be residents of the State of Delaware or stockholders of the corporation.

         Sections 2.3 (Enlargement of the Board) and 2.4 (Tenure) will be deleted in their entirety.

         2.3 Vacancies. In case of any vacancy in the Board of Directors through death, resignation, retirement, removal, disqualification or other cause, the remaining directors, by vote of a majority thereof, shall elect a successor to hold office for the unexpired portion of the term of office of the class for which such vacancy occurs, and until the election of his successor. Any director elected by the remaining Board of Directors to fill a vacancy created by any of the foregoing reasons or by an increase in the number of directors constituting the entire Board of Directors must subsequently be approved or confirmed by the holders of a majority of the shares of Common Stock of the corporation present in person, or represented by proxy, and entitled to vote at the next annual meeting of stockholders. If the director elected to fill such vacancy by the Board of Directors is not subsequently approved by the stockholders, and if another candidate is not elected at the annual meeting of stockholders in accordance with federal securities laws and these bylaws, then the number of directors constituting the entire Board of Directors will automatically be reduced and, if necessary, the number of directors serving in each class will be reapportioned so that the number of directors serving in each class will be as nearly equal as possible.

        Section 2.5 (Vacancies) will be deleted in its entirety.

        Section 2.6 to 2.13 will be re-numbered to 2.4 to 2.11, respectively.

        Section 2.14 (Removal) will be deleted in its entirety, and Sections
2.15 and 2.16 will be renumbered 2.12 and 2.13, respectively.

PROXY

                       SHARED TECHNOLOGIES CELLULAR, INC.
                              100 GREAT MEADOW ROAD
                         WETHERSFIELD, CONNECTICUT 06109

                    PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 20, 1999

                THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

        The undersigned hereby appoints Anthony D. Autorino and Vincent DiVincenzo, or either of them, as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated below, all shares of Common Stock of Shared Technologies Cellular, Inc. held of record by the undersigned on April 26, 1999 at the Annual Meeting of Stockholders to be held on May 20, 1999, or any adjournment or postponement thereof.

/X/     Please mark your votes as this

Item 1 To approve an amendment to the Company's Restated Certificate of Incorporation establishing a classified Board of Directors and to make certain necessary conforming changes to the Company's Restated Bylaws.

        /  / FOR      /  / AGAINST          /  / ABSTAIN

Item 2 To elect the directors.

Nominees: Anthony D. Autorino (3 year term), Bruce Carswell (1 year term), Thomas H. Decker (3 year term), William A. DiBella (2 year term), Vincent DiVincenzo (2 year term), Victor Grillo, Sr. (2 year term), Ajit G. Hutheesing (3 year term) and Nicholas E. Sinacori (1 year term)

/  / FOR all nominees.  /  / WITHHELD from all nominees.

/  / FOR, except vote withheld from the following nominee(s):________________

Item 3  To approve the amendment to the 1994 Stock Option Plan.

        /  / FOR      /  / AGAINST          /  / ABSTAIN

Item 4  To approve the amendments to the 1994 Director Option Plan.

        /  / FOR      /  / AGAINST          /  / ABSTAIN


             (Continued and to be signed and dated on reverse side)

Item 5 To approve the issuance of twenty percent (20%) or more of the outstanding shares of the Company's Common Stock upon the conversion of the Series C Convertible Preferred Stock of the Company and the exercise of certain Warrants to purchase Common Stock of the Company by the holders thereof, which approval is necessary in order to comply with the corporate governance requirements of the NASDAQ SmallCap Market.

         /  / FOR      /  / AGAINST          /  / ABSTAIN

Item 6 To ratify the appointment of Rothstein, Kaas and Company, P.C. as auditors for the Company

         /  / FOR      /  / AGAINST          /  / ABSTAIN

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" PROPOSALS 1, 2, 3, 4, 5 AND 6.

COMMENTS/ADDRESS      If you plan to attend the Annual Meeting,
CHANGE:               please check this box               [   ]

                      COMMENTS/ADDRESS CHANGE
                      Please mark this box if you have written comments/address
                      change at left.                     [   ]

                      Receipt is hereby acknowledged of the Notice of Annual Meeting and Proxy Statement of Shared Technologies Cellular, Inc.

Signature(s)                         Date


        Please sign proxy exactly as name appears at left and date and return it in the enclosed envelope. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title of such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by general partner or other authorized person.